INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form N-14 of American Century Investment Trust of our Independent Auditors' Report dated December 3, 1997, appearing in the American Century - Benham Cash Reserve Fund Annual Report for the fiscal year ended October 31, 1997, and to the reference to us under the caption "Financial Statements" in the Combined Prospectus/Proxy Statement, which is part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP

Kansas City, Missouri
April 16, 1998